EXHIBIT 99


FOR IMMEDIATE RELEASE

                   CELLULAR COMMUNICATIONS INTERNATIONAL, INC.
                            PRICES CONCURENT OFFERING

     New York, New York (March 11, 1998) - Cellular Communications International, Inc. (Nasdaq: CCIL) announced today that it priced a concurrent offering of Senior Notes due 2005 (the "Senior Notes") and Convertible Subordinated Notes due 2005 (the "Convertible Notes" and, together with the Senior Notes, the "Notes"). The Company will raise approximately Euro 147 million (approximately $163 million) of gross proceeds from the issue of the Senior Notes and approximately $75 million from the issue of the Convertible Notes.

     The Senior Notes will be issued at 62.455% of the aggregate principal amount at maturity of the Senior Notes. The issue price of each Senior Note represents a yield to maturity of 9.55%. There will be no periodic cash interest payments on the Senior Notes until October 1, 2003, at which time cash interest on the Senior Notes will be payable semiannually at a rate of 9.50%.

     The Convertible Notes are convertible at the option of the holder into shares of the Company's common stock at any time at or before maturity at a conversion rate of $59.92 per share. The Convertible Notes shall bear interest at a rate of 6.00% which is payable semiannually, commencing October 1, 1998.

     Use of proceeds of the offering will be to refinance existing indebtedness of the Company.

     The Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Notes will be offered and sold within the United States under Rule 144A only to "qualified institutional buyers" and outside the United States in accordance with Regulation S under the Securities Act to "qualified institutional buyers."

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For  information  please  contact:  Stanton N. Williams,  Vice President - Chief
Financial Officer or Richard J. Lubasch, Senior Vice President-General Counsel at (212)906-8480.